C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR INQUIRIES, CONTACT: Chuck Ives, Director of Investor Relations Email: chuck.ives@chrobinson.com
FOR IMMEDIATE RELEASE

C.H. Robinson Reports 2022 Fourth Quarter Results
Eden Prairie, MN, February 1, 2023 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended December 31, 2022.
Fourth Quarter Key Metrics:
•Gross profits decreased 10.5% to $761.5 million
•Income from operations decreased 42.9% to $164.0 million
•Adjusted operating margin(1) decreased 1,220 basis points to 21.4%
•Diluted earnings per share (EPS) decreased 54.0% to $0.80
•Adjusted EPS(1) decreased 40.8% to $1.03
•Cash generated by operations improved to $773.4 million

Full-Year Key Metrics:
•Gross profits increased 13.9% to $3.6 billion
•Income from operations increased 17.1% to $1.3 billion
•Adjusted operating margin(1) increased 100 basis points to 35.3%
•Diluted EPS increased 17.3% to $7.40
•Adjusted EPS(1) increased 20.8% to $7.62
•Cash generated by operations improved to $1.7 billion
(1) Adjusted operating margin and adjusted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 and 12 for further discussion and GAAP to Non-GAAP reconciliations.

"We're increasing our focus on delivering a scalable operating model to lower our costs, improve the customer and carrier experience and foster long-term profitable growth through cycles," said Scott Anderson, Interim Chief Executive Officer. "The current point in the cycle is one of shippers managing through elevated inventories amidst slowing economic growth, causing unseasonably soft demand for transportation services. At the same time, prices for ground transportation and global freight forwarding are declining due to the changing balance of supply and demand. While a correction in the freight forwarding market was certainly expected, the speed and magnitude of the correction in only two quarters was unexpected, with ocean rates on some trade lanes already back to pre-pandemic levels."

"I believe we’re uniquely positioned in the marketplace to deliver for our shippers, carriers and shareholders through a combination of our digital solutions, our global suite of services and our network of global logistics experts," Anderson added.

Summary of Fourth Quarter Results Compared to the Fourth Quarter of 2021
•Total revenues decreased 22.1% to $5.1 billion, driven by lower pricing and volume across most of our services.
•Gross profits decreased 10.5% to $761.5 million. Adjusted gross profits decreased 10.3% to $768.2 million, primarily driven by lower adjusted gross profit per transaction in ocean and air.
•Operating expenses increased 6.2% to $604.1 million. Personnel expenses increased 1.7% to $427.3 million, primarily due to $21.5 million of restructuring-related costs, which were partially offset by a decrease in equity compensation. Selling, general and administrative ("SG&A") expenses of $176.8 million increased 18.7%, primarily due to $15.2 million of restructuring charges, primarily related to an impairment of internally developed software, and increased legal settlements, partially offset by a decrease in credit losses.
•Income from operations totaled $164.0 million, down 42.9% due to the decrease in adjusted gross profits and $36.7 million of restructuring charges. Adjusted operating margin of 21.4% declined 1,220 basis points.
•Interest and other income/expense, net totaled $42.5 million of expense, consisting primarily of $24.8 million of interest expense, which increased $10.7 million versus last year due primarily to higher short-term average interest rates, and $16.9 million of foreign currency revaluation and realized foreign currency gains and losses, which increased $10.4 million versus last year primarily due to foreign currency revaluation on intercompany assets and liabilities denominated in U.S. Dollars in countries where the U.S. Dollar is not the functional currency.
•The effective tax rate in the quarter was 20.9% compared to 14.5% in the fourth quarter last year. The lower rate in the fourth quarter of last year was due primarily to a favorable mix of foreign earnings and an increased benefit related to U.S. tax credits and incentives.
•Net income totaled $96.2 million, down 58.2% from a year ago. Diluted EPS of $0.80 decreased 54.0%. Adjusted EPS of $1.03 decreased 40.8%.

Summary of Full Year Results Compared to 2021

•Total revenues increased 6.9% to $24.7 billion, driven primarily by higher pricing in truckload, less-than truckload ("LTL") and ocean services.
•Gross profits increased 13.9% to $3.6 billion. Adjusted gross profits increased 14.0% to $3.6 billion, primarily driven by higher adjusted gross profit per transaction in truckload and LTL services.
•Operating expenses increased 12.4% to $2.3 billion. Personnel expenses increased 11.6% to $1.7 billion, primarily due to higher average employee headcount, which increased 11.7%. SG&A expenses increased 14.6% to $603.4 million, primarily due to increases in purchased and contracted services, legal settlements, travel expenses and an impairment of internally developed software, partially offset by a $25.3 million gain on the sale-leaseback of our Kansas City regional center and a decrease in credit losses.
•Income from operations totaled $1.3 billion, up 17.1% from last year, primarily due to the increase in adjusted gross profits, partially offset by the increase in operating expenses. Adjusted operating margin of 35.3% increased 100 basis points.
•Interest and other income/expense, net totaled $100.0 million of expense, which primarily consisted of $77.1 million of interest expense, which increased $25.0 million versus last year due to a higher average debt balance. The year-to-date results also included a $23.5 million unfavorable impact from foreign currency revaluation and realized foreign currency gains and losses, which increased $8.4 million versus last year primarily due to foreign currency revaluation on intercompany assets and liabilities denominated in U.S. Dollars in countries where the U.S. Dollar is not the functional currency.
•The effective tax rate for the full year was 19.4% compared to 17.4% in the year-ago period. The lower rate in the year-ago period was due primarily to a favorable mix of foreign earnings and an increased benefit related to U.S. tax credits and incentives.
•Net income totaled $940.5 million, up 11.4% from a year ago. Diluted EPS of $7.40 increased 17.3%. Adjusted EPS of $7.62 increased 20.8%.

North American Surface Transportation ("NAST") Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	% change	2022	2021	% change
Total revenues	$3,563,071	$3,896,025	(8.5)%	$15,827,467	$14,507,917	9.1%
Adjusted gross profits(1)	502,266	475,100	5.7%	2,196,704	1,792,953	22.5%
Income from operations	162,550	148,440	9.5%	833,302	585,351	42.4%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Fourth quarter total revenues for the NAST segment totaled $3.6 billion, a decrease of 8.5% over the prior year, primarily driven by lower truckload pricing and volume. NAST adjusted gross profits increased 5.7% in the quarter to $502.3 million. Adjusted gross profits in truckload increased 2.0% due to a 6.5% increase in adjusted gross profit per shipment, partially offset by a 4.0% decline in truckload shipments. Our average truckload linehaul rate per mile charged to our customers, which excludes fuel surcharges, decreased approximately 21.0% in the quarter compared to the prior year, while truckload linehaul cost per mile, excluding fuel surcharges, decreased approximately 24.0%, resulting in a 3.0% increase in truckload adjusted gross profit per mile. LTL adjusted gross profits increased 7.3% versus the year-ago period, as adjusted gross profit per order increased 8.0% and volume declined 1.0%. NAST overall volume growth was down 2.0% for the quarter. Operating expenses increased 4.0% primarily due to $9.5 million of restructuring charges, higher legal settlements and increased technology expenses, partially offset by lower equity compensation. NAST average employee headcount was up 2.9% in the quarter. Income from operations increased 9.5% to $162.6 million, and adjusted operating margin expanded 120 basis points to 32.4%.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	% change	2022	2021	% change
Total revenues	$1,013,306	$2,144,056	(52.7)%	$6,812,008	$6,729,790	1.2%
Adjusted gross profits(1)	188,749	309,589	(39.0)%	1,083,473	1,073,541	0.9%
Income from operations	28,216	146,800	(80.8)%	449,364	510,756	(12.0)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Fourth quarter total revenues for the Global Forwarding segment decreased 52.7% to $1.0 billion, driven by lower pricing and volumes in our ocean and air services, reflecting softening freight demand. Adjusted gross profits decreased 39.0% in the quarter to $188.7 million. Ocean adjusted gross profits decreased 42.7%, driven by a 36.5% decrease in adjusted gross profit per shipment and a 9.5% decline in shipments. Adjusted gross profits in air decreased 51.5%, driven by a 40.0% decrease in adjusted gross profit per metric ton shipped and a 19.5% decrease in metric tons shipped. Customs adjusted gross profits decreased 3.3%, driven by a 5.5% reduction in transaction volume. Operating expenses decreased 1.4%, primarily driven by lower incentive compensation and credit losses, partially offset by $7.0 million of restructuring charges and increased technology expenses. Fourth quarter average employee headcount increased 5.8%. Income from operations decreased 80.8% to $28.2 million, and adjusted operating margin declined 3,250 basis points to 14.9% in the quarter.

All Other and Corporate Results

Total revenues and adjusted gross profits for Robinson Fresh, Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	% change	2022	2021	% change
Total revenues	$490,444	$461,767	6.2%	$2,057,150	$1,864,431	10.3%
Adjusted gross profits(1):
Robinson Fresh	$28,476	$26,004	9.5%	$121,639	$107,543	13.1%
Managed Services	29,799	26,554	12.2%	115,094	105,064	9.5%
Other Surface Transportation	18,884	19,094	(1.1)%	76,267	72,988	4.5%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Fourth quarter Robinson Fresh adjusted gross profits increased 9.5% to $28.5 million, driven by an increase in adjusted gross profit per case, which is primarily related to integrated supply chain and technology services and a 2.5% increase in case volume. Managed Services adjusted gross profits increased 12.2% in the quarter, due to growth in adjusted gross profit per transaction. Other Surface Transportation adjusted gross profits decreased 1.1% to $18.9 million, primarily due to a 1.4% decrease in Europe truckload adjusted gross profits.

Other Income Statement Items
The fourth quarter effective tax rate was 20.9%, up from 14.5% last year. The lower rate in the fourth quarter of last year was due primarily to a favorable mix of foreign earnings and an increased benefit related to U.S. tax credits and incentives. We expect our 2023 full-year effective tax rate to be 19% to 21%.
Interest and other income/expense, net totaled $42.5 million of expense, consisting primarily of $24.8 million of interest expense, which increased $10.7 million versus the fourth quarter of 2021 due primarily to higher average interest rates, and $16.9 million of foreign currency revaluation and realized foreign currency gains and losses.
Diluted weighted average shares outstanding in the quarter were down 9.2% due primarily to share repurchases over the past twelve months.

Cash Flow Generation and Capital Distribution
Cash generated from operations totaled $773.4 million in the fourth quarter, compared to $75.9 million cash generated from operations in the fourth quarter of 2021. The $697.5 million improvement was primarily due to a $649.9 million sequential decrease in net operating working capital in the fourth quarter of 2022, compared to a $199.9 million sequential increase in the fourth quarter of 2021. The decrease in net operating working capital in the fourth quarter of 2022 resulted primarily from a $916.5 million sequential decrease in accounts receivable and contract assets, compared to a $266.6 million sequential decrease in total accounts payable and accrued transportation expense in the fourth quarter of 2021.
In the fourth quarter of 2022, cash returned to shareholders increased 128% versus last year to $507.2 million, with $438.1 million in repurchases of common stock and $69.1 million in cash dividends.
Capital expenditures totaled $27.8 million in the quarter. Capital expenditures for 2023 are expected to be $90 million to $100 million.

Outlook
"As inflationary pressures continue to weigh on global economic growth and freight markets present cyclical challenges, we need to continue evolving our organization to bring greater focus to our highest long-term strategic priorities, including keeping the needs of our customers and carriers at the center of what we do while lowering our overall cost structure by driving scale," Anderson stated. "I believe in the strategy that the team is executing on to deliver a scalable operating model. We expect this initiative will continue to drive improvements in our customer and carrier experience and amplify the expertise of our people, all of which we believe will drive market share gains and growth. We expect these efforts will also improve our productivity, which will reduce our operating costs and lead to improved returns for our shareholders."

"Thank you to our employees for persevering during the period of extended market disruption and the market correction that has followed, and for continuing to provide industry-leading service to our customers and carriers," Anderson concluded.

About C.H. Robinson
C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With $30 billion in freight under management and 20 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our 100,000 customers and 85,000 contract carriers. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; fuel price increases or decreases, or fuel shortages; competition and growth rates within the global logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; risks associated with significant disruptions in the transportation industry; changes in relationships with existing contracted truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; risks with reliance on technology to operate our business; cyber-security related risks; risks associated with operations outside of the United States; our ability to successfully integrate the operations of acquired companies with our historic operations; risks related to our search for a permanent CEO and retention of key management personnel; climate change related risks; risks associated with our indebtedness, interest rates related risks; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with the potential impact of changes in government regulations; risks associated with the changes to income tax regulations; risks associated with the produce industry, including food safety and contamination issues; the impact of war on the economy; changes to our capital structure; changes due to catastrophic events including pandemics such as COVID-19; and other risks and uncertainties detailed in our Annual and Quarterly Reports.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Fourth Quarter 2022 Earnings Conference Call
Wednesday, February 1, 2023; 5:00 p.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817

Adjusted Gross Profit by Service Line
(in thousands)

This table of summary results presents our service line adjusted gross profits on an enterprise basis. The service line adjusted gross profits in the table differ from the service line adjusted gross profits discussed within the segments as our segments have revenues from multiple service lines.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	% change	2022	2021	% change
Adjusted gross profits(1):
Transportation
Truckload	$346,845	$339,512	2.2%	$1,561,310	$1,280,629	21.9%
LTL	149,376	139,462	7.1%	632,116	523,365	20.8%
Ocean	120,296	209,801	(42.7)%	729,839	711,223	2.6%
Air	32,030	65,783	(51.3)%	198,166	225,286	(12.0)%
Customs	24,495	25,338	(3.3)%	107,691	100,539	7.1%
Other logistics services	68,909	52,508	31.2%	251,547	210,958	19.2%
Total transportation	741,951	832,404	(10.9)%	3,480,669	3,052,000	14.0%
Sourcing	26,223	23,937	9.6%	112,508	100,089	12.4%
Total adjusted gross profits	$768,174	$856,341	(10.3)%	$3,593,177	$3,152,089	14.0%
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted gross profit is a non-GAAP financial measure. Adjusted gross profit is calculated as gross profit excluding amortization of internally developed software utilized to directly serve our customers and contracted carriers. We believe adjusted gross profit is a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider adjusted gross profit to be a primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our adjusted gross profit. The reconciliation of gross profit to adjusted gross profit is presented below (in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	% change	2022	2021	% change
Revenues:
Transportation	$4,798,027	$6,245,998	(23.2)%	$23,516,384	$22,046,574	6.7%
Sourcing	268,794	255,850	5.1%	1,180,241	1,055,564	11.8%
Total revenues	5,066,821	6,501,848	(22.1)%	24,696,625	23,102,138	6.9%
Costs and expenses:
Purchased transportation and related services	4,056,076	5,413,594	(25.1)%	20,035,715	18,994,574	5.5%
Purchased products sourced for resale	242,571	231,913	4.6%	1,067,733	955,475	11.7%
Direct internally developed software amortization	6,656	5,607	18.7%	25,487	20,208	26.1%
Total direct expenses	4,305,303	5,651,114	(23.8)%	21,128,935	19,970,257	5.8%
Gross profit	$761,518	$850,734	(10.5)%	$3,567,690	$3,131,881	13.9%
Plus: Direct internally developed software amortization	6,656	5,607	18.7%	25,487	20,208	26.1%
Adjusted gross profit	$768,174	$856,341	(10.3)%	$3,593,177	$3,152,089	14.0%

Our adjusted operating margin is a non-GAAP financial measure calculated as operating income divided by adjusted gross profit. We believe adjusted operating margin is a useful measure of our profitability in comparison to our adjusted gross profit which we consider a primary performance metric as discussed above. The comparison of operating margin to adjusted operating margin is presented below:

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2022	2021		% change	2022	2021	% change

Total revenues	$5,066,821	$6,501,848		(22.1)%	$24,696,625	$23,102,138	6.9%
Income from operations	164,034	287,406		(42.9)%	1,266,782	1,082,108	17.1%
Operating margin	3.2%	4.4%		(120) bps	5.1%	4.7%	40 bps

Adjusted gross profit	$768,174	$856,341		(10.3)%	$3,593,177	$3,152,089	14.0%
Income from operations	164,034	287,406		(42.9)%	1,266,782	1,082,108	17.1%
Adjusted operating margin	21.4%	33.6%	(1,220)	bps	35.3%	34.3%	100 bps

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted income (loss) from operations and adjusted net income per share (diluted) are non-GAAP financial measures. Adjusted income (loss) from operations and adjusted net income per share (diluted) is calculated as income (loss) from operations and net income per share (diluted) excluding the impact of restructuring and related costs. We believe that these measures provide useful information to investors and include them within our internal reporting to our chief operating decision maker. Accordingly, the discussion of our results of operations includes discussion on the changes in our adjusted income (loss) from operations and adjusted net income per share (diluted). The reconciliation of income (loss) from operations and net income per share (diluted) to adjusted income (loss) from operations and adjusted net income per share (diluted) is presented below (in thousands except per share data):

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended December 31, 2022
Income (loss) from operations	$162,550	$28,216	$(26,732)	$164,034
Severance	5,404	3,482	9,986	18,872
Other personnel expenses	919	349	1,394	2,662
Other selling, general, and administrative expenses	3,175	3,174	8,801	15,150
Total restructuring and related costs(1)	9,498	7,005	20,181	36,684
Adjusted income (loss) from operations	$172,048	$35,221	$(6,551)	$200,718

Net income per share (diluted)				$0.80
Restructuring and associated costs(1)				0.23
Adjusted net income per share (diluted)				$1.03

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Twelve Months Ended December 31, 2022
Income (loss) from operations	$833,302	$449,364	$(15,884)	$1,266,782
Severance	5,404	3,482	9,986	18,872
Other personnel expenses	919	349	1,394	2,662
Other selling, general, and administrative expenses	3,175	3,174	8,801	15,150
Restructuring and related costs(1)	9,498	7,005	20,181	36,684
Adjusted income from operations	$842,800	$456,369	$4,297	$1,303,466

Net income per share (diluted)				$7.40
Restructuring and associated costs(1)				0.22
Adjusted net income per share (diluted)				$7.62

____________________________________________
(1) In 2022, we incurred restructuring expenses of $21.5 million related to workforce reductions and $15.2 million of other charges, primarily related to an impairment of internally developed software due to reprioritizing our investments in technology to accelerate our digital transformation and productivity initiatives.

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,

	2022	2021	% change	2022	2021	% change

Revenues:
Transportation	$4,798,027	$6,245,998	(23.2)%	$23,516,384	$22,046,574	6.7%
Sourcing	268,794	255,850	5.1%	1,180,241	1,055,564	11.8%
Total revenues	5,066,821	6,501,848	(22.1)%	24,696,625	23,102,138	6.9%
Costs and expenses:
Purchased transportation and related services	4,056,076	5,413,594	(25.1)%	20,035,715	18,994,574	5.5%
Purchased products sourced for resale	242,571	231,913	4.6%	1,067,733	955,475	11.7%
Personnel expenses	427,310	419,994	1.7%	1,722,980	1,543,610	11.6%
Other selling, general, and administrative expenses	176,830	148,941	18.7%	603,415	526,371	14.6%
Total costs and expenses	4,902,787	6,214,442	(21.1)%	23,429,843	22,020,030	6.4%
Income from operations	164,034	287,406	(42.9)%	1,266,782	1,082,108	17.1%
Interest and other income/expense, net	(42,476)	(18,398)	130.9%	(100,017)	(59,817)	67.2%
Income before provision for income taxes	121,558	269,008	(54.8)%	1,166,765	1,022,291	14.1%
Provision for income taxes	25,365	38,910	(34.8)%	226,241	178,046	27.1%
Net income	$96,193	$230,098	(58.2)%	$940,524	$844,245	11.4%

Net income per share (basic)	$0.81	$1.77	(54.2)%	$7.48	$6.37	17.4%
Net income per share (diluted)	$0.80	$1.74	(54.0)%	$7.40	$6.31	17.3%

Weighted average shares outstanding (basic)	119,212	130,348	(8.5)%	125,743	132,482	(5.1)%
Weighted average shares outstanding (diluted)	120,472	132,617	(9.2)%	127,150	133,834	(5.0)%

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended December 31, 2022
Total revenues	$3,563,071	$1,013,306	$490,444	$5,066,821
Adjusted gross profits(1)	502,266	188,749	77,159	768,174
Income (loss) from operations	162,550	28,216	(26,732)	164,034
Depreciation and amortization	5,542	5,441	13,070	24,053
Total assets(2)	3,304,480	1,507,913	1,142,171	5,954,564
Average employee headcount	7,251	5,745	4,676	17,672

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended December 31, 2021
Total revenues	$3,896,025	$2,144,056	$461,767	$6,501,848
Adjusted gross profits(1)	475,100	309,589	71,652	856,341
Income (loss) from operations	148,440	146,800	(7,834)	287,406
Depreciation and amortization	6,464	5,471	10,703	22,638
Total assets(2)	3,349,578	2,843,239	835,295	7,028,112
Average employee headcount	7,044	5,430	4,080	16,554
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Twelve Months Ended December 31, 2022
Total revenues	$15,827,467	$6,812,008	$2,057,150	$24,696,625
Adjusted gross profits(1)	2,196,704	1,083,473	313,000	3,593,177
Income (loss) from operations	833,302	449,364	(15,884)	1,266,782
Depreciation and amortization	23,643	21,835	47,298	92,776
Total assets(2)	3,304,480	1,507,913	1,142,171	5,954,564
Average employee headcount	7,365	5,712	4,524	17,601

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Twelve Months Ended December 31, 2021
Total revenues	$14,507,917	$6,729,790	$1,864,431	$23,102,138
Adjusted gross profits(1)	1,792,953	1,073,541	285,595	3,152,089
Income (loss) from operations	585,351	510,756	(13,999)	1,082,108
Depreciation and amortization	26,243	22,823	42,193	91,259
Total assets(2)	3,349,578	2,843,239	835,295	7,028,112
Average employee headcount	6,764	5,071	3,926	15,761

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(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2)All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$217,482	$257,413
Receivables, net of allowance for credit loss	2,991,753	3,963,487
Contract assets, net of allowance for credit loss	257,597	453,660
Prepaid expenses and other	122,406	129,593
Total current assets	3,589,238	4,804,153

Property and equipment, net of accumulated depreciation and amortization	159,432	139,831
Right-of-use lease assets	372,141	292,559
Intangible and other assets, net of accumulated amortization	1,833,753	1,791,569
Total assets	$5,954,564	$7,028,112

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,570,559	$1,919,301
Accrued expenses:
Compensation	242,605	201,421
Transportation expense	199,092	342,778
Income taxes	15,210	100,265
Other accrued liabilities	168,009	171,266
Current lease liabilities	73,722	66,311
Current portion of debt	1,053,655	525,000
Total current liabilities	3,322,852	3,326,342

Long-term debt	920,049	1,393,649
Noncurrent lease liabilities	313,742	241,369
Noncurrent income taxes payable	28,317	28,390
Deferred tax liabilities	14,256	16,113
Other long-term liabilities	1,926	315
Total liabilities	4,601,142	5,006,178

Total stockholders’ investment	1,353,422	2,021,934
Total liabilities and stockholders’ investment	$5,954,564	$7,028,112

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Twelve Months Ended December 31,
	2022	2021
Operating activities:
Net income	$940,524	$844,245
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	92,776	91,259
Provision for credit losses	(4,476)	10,649
Stock-based compensation	90,677	129,977
Deferred income taxes	(58,566)	(110,188)
Excess tax benefit on stock-based compensation	(13,662)	(13,101)
Other operating activities	(6,627)	1,915
Changes in operating elements, net of acquisitions:
Receivables	923,524	(1,547,545)
Contract assets	197,097	(257,728)
Prepaid expenses and other	(28,495)	(43,819)
Accounts payable and outstanding checks	(307,266)	660,028
Accrued compensation	42,266	63,912
Accrued transportation expenses	(143,686)	189,204
Accrued income taxes	(69,817)	72,665
Other accrued liabilities	2,371	1,607
Other assets and liabilities	(6,469)	1,875
Net cash provided by operating activities	1,650,171	94,955

Investing activities:
Purchases of property and equipment	(61,915)	(34,197)
Purchases and development of software	(66,582)	(36,725)
Acquisitions, net of cash acquired	—	(14,750)
Proceeds from sale of property and equipment	63,579	—
Net cash used for investing activities	(64,918)	(85,672)

Financing activities:
Proceeds from stock issued for employee benefit plans	100,059	70,669
Total repurchases of common stock	(1,488,288)	(608,476)
Cash dividends	(285,317)	(277,321)
Proceeds from long-term borrowings	200,000	300,000
Payments on long-term borrowings	—	(2,048)
Proceeds from short-term borrowings	4,500,000	3,728,000
Payments on short-term borrowings	(4,646,000)	(3,203,251)
Net cash (used for) provided by financing activities	(1,619,546)	7,573
Effect of exchange rates on cash	(5,638)	(3,239)

Net change in cash and cash equivalents	(39,931)	13,617
Cash and cash equivalents, beginning of period	257,413	243,796
Cash and cash equivalents, end of period	$217,482	$257,413

	As of December 31,
Operational Data:	2022	2021
Employees	17,399	16,877

Source: C.H. Robinson
CHRW-IR